Exhibit 10.6(b)
RETAINER AGREEMENT
     THIS AGREEMENT, made this 31 day of May, 2007, by and between TRM Corporation, an Oregon corporation (hereinafter called “Company”) and Jeffrey F. Brotman, an individual residing in Pennsylvania (hereinafter called “Chairman”).
W I T N E S S E T H:
     WHEREAS, Chairman has been President and Chief Executive Officer of Company since March 2006 and Chairman of the Board of Directors since September 2006 pursuant to an agreement between Chairman and Company dated May 3, 2006 (the “Employment Agreement”);
     WHEREAS, on the Effective Date (as defined herein), Richard B. Stern shall become the President and Chief Executive Officer of Company and Chairman shall remain Chairman of the Board of Directors;
     WHEREAS, Company wishes to continue to retain Chairman as Chairman of the Board of Directors of Company, and Chairman wishes to continue to serve as Chairman of the Board of Company, and both parties wish to gain the protections and benefits contained in this Retainer Agreement (“Agreement”);
     NOW, THEREFORE, in consideration of the premises, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Chairman agree as follows:
     1. Definitions. As used herein, the following terms shall have the meanings set forth below.
          “Affiliate” shall mean a person or entity who or which (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Chairman, is a parent, spouse or child of Chairman, including persons in an adopted or step relationship.
          “Annual Bonus” shall mean for any calendar year, the aggregate amount of any bonuses paid during such calendar year to Chairman pursuant to the Employment Agreement until the Effective Date and thereafter pursuant to Section 6(c) hereof.
          “Award Agreement” shall have the meaning set forth in Section 6(b) hereof.
          “Base Compensation” shall mean the annual rate of compensation received by Chairman under the Employment Agreement until the Effective Date and pursuant to Section 6(a) thereafter, as such amount may be adjusted from time to time.
          “Board” shall mean the Board of Directors of Company.

          “Business” shall mean the business conducted by Company or any Subsidiary or corporate parent thereof or entity sharing a common corporate parent with Company on the date of execution of this Agreement, including business activities in developmental stages, business activities which may be developed by Company, or by any Subsidiary or corporate parent thereof or entity sharing a common corporate parent with Company, during the period of Chairman’s service to Company, and all other business activities which flow from a reasonable expansion of any of the foregoing during Chairman’s service to Company and about which Chairman had or has constructive or actual knowledge.
          “Cause” shall include any one or more of the following:
          (a) Chairman breaches or neglects the material and substantial duties that Chairman is required to perform under the terms of this Agreement or acts in a manner that is materially contrary to the best interests of Company, and such breach, neglect or act is not cured within 30 days after written notice thereof to Chairman that reasonably details the nature of such breach, neglect or act;
          (b) The reasonable belief of a majority of the Board, excluding Chairman, that Chairman has committed a crime of moral turpitude or has entered a plea of nolo contendere (or similar plea) to a charge of such an offense;
          (c) Chairman uses alcohol in an inappropriate manner or any unlawful controlled substance while performing his duties under this Agreement and such use materially interferes with the material performance of Chairman’s duties under this Agreement;
          (d) Chairman commits any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company;
          (e) Chairman materially violates a rule(s), regulation(s), policy(ies), plan(s) or express direction(s) of the Board; or
          (f) Chairman engages in the unauthorized disclosure of Confidential Information.
          “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:
          (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including in the Company’s subsidiaries) of Company and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
          (b) the adoption of a plan relating to the liquidation or dissolution of Company;
          (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section

13(d)(3) of the Exchange Act), becomes the “Beneficial Owner” (as that term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of Company; or
          (d) Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (d), in one transaction or a series of related transactions in which immediately after the consummation thereof Beneficial Owners (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Company immediately prior to such consummation are not Beneficial Owners, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of Company or the surviving or transferee Person immediately following such consummation.
          “Commencement Date” shall have the meaning specified in Section 5 hereof.
          “Compensation Committee” shall mean the compensation committee of the Board or any other committee or designee of the Board (including the entire Board if no such committee exists at the time of determination) assigned the responsibilities now assigned to the compensation committee of the Board.
          “Confidential Information” shall have the meaning specified in Section 10(b) hereof.
          “Disability” shall mean Chairman’s inability, for a period of 13 consecutive weeks, or a cumulative period of 120 business days (i.e., Mondays through Fridays, exclusive of days on which Company is closed for a holiday) out of a consecutive period of 12 months, to perform the essential duties of Chairman s position, due to a disability as that term is defined in the Americans with Disabilities Act.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Plan” shall have the meaning specified in Section 6(b) hereof.
          “Restricted Area” shall have the meaning specified in Section 10(a)(i) hereof.
          “Restricted Period” shall have the meaning specified in Section 10(a) hereof.
          “Restricted Stock” shall mean common stock of Company granted under the Plan subject to a restriction period.
          “Stock Options” shall mean options to purchase common stock of Company granted under the Plan.
          “Subsidiary” shall mean, with respect to any Person:
          (a) any corporation, association or other business entity (other than an entity referred to in clause (b) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
          (b) any partnership (whether general or limited), limited liability company or joint venture (i) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (ii) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.
          “Term of Service” shall mean the period specified in Section 5 hereof as the same may be terminated in accordance with this Agreement.
          “Voting Stock” means the equity interests of such person pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors (or persons performing similar functions).
     2. Termination of Employment Agreement.
          (a) Effective June 15, 2007 (the “Effective Date”), Chairman hereby resigns as the President and Chief Executive Officer of the Company and, except as otherwise specifically provided in this Agreement, the Employment Agreement shall terminate.
          (b) On the Effective Date, Chairman shall receive an amount, in cash, equal to (i) the amount of his Base Salary (as such term is defined in the Employment Agreement) attributable to all accrued but unused paid-time-off provided for in the Employment Agreement, plus (ii) accrued but unpaid Base Salary up to the Effective Date and bonuses, if any.
     3. Retainer. Company and Chairman hereby agree that Chairman shall continue his service as Chairman of the Board of Directors of Company during the Term of Service, subject to the terms and conditions specified in this Agreement.
     4. Duties.
          (a) Chairman shall render such services as are necessary and desirable to protect and advance the best interests of Company, shall preside at all meetings of the Board and, if requested by the President, shall preside at meetings of the shareholders. Chairman shall perform such other duties as may be prescribed by the Board from time to time. Chairman agrees to use his best efforts to carry out such duties and responsibilities under this Section 4 but shall be required to devote only so much of his time and attention to the Business as may be required to fulfill his duties.
          (b) Chairman may engage in charitable, civic, fraternal, trade and professional association activities that do not interfere with Chairman’s obligations to Company.

          (c) It is recognized that Chairman in the past has invested and participated, and it is acknowledged and agreed that Chairman in the future will, subject to Section 10 hereof, invest and participate, in business endeavors separate and apart from Company, in his discretion.
     5. Term. Chairman shall serve as Chairman of the Board of Directors for so long as he shall remain a director of Company (the “Term of Service”). Before the end of Chairman’s initial or any subsequent term as director, and in sufficient time to permit Chairman’s name to be included in any proxy solicitation for election of directors, the Board of Directors of Company shall nominate Chairman for a new term as director, unless Chairman gives written notice that he does not wish to be re-nominated. Chairman acknowledges and agrees that Chairman’s continued service as a director (and, as a result, as chairman) is contingent upon the vote of shareholders of Company, and that Company cannot guarantee the term of his Chairmanship. During the Term of Service, this Agreement and Chairman’s service may otherwise be terminated in accordance with Section 7 below.
     6. Compensation and Benefits.
          (a) For his service hereunder, Chairman shall receive Base Compensation at the gross annual rate of two hundred twenty five thousand USD ($225,000.00), payable in equal monthly installments or in such other installments as may be directed by Chairman. The Base Compensation shall be reviewed annually, on or around the anniversary date of the commencement date of this Agreement to ascertain, in the sole discretion of the Compensation Committee, the amount, if at all, the Chairman’s Base Compensation should be increased, but it shall not be decreased.
          (b) Company acknowledges and agrees that termination of Chairman’s service as President and Chief Executive Officer shall not constitute a termination of Chairman’s service to Company within the meaning of Section 1(b) of the Award Agreement between Company and the Chairman, dated May 15, 2006 (the “Award Agreement”), and (subject to Section 7(a) hereof) as a result, the Chairman’s restricted stock shall continue to vest on the same vesting schedule as in effect on the date hereof. Company hereby ratifies that Chairman is a “Participant” under Company’s 2005 Omnibus Stock Incentive Plan (the “Plan”) as the intent and language of the Plan includes a person who serves as a director of Company.
          (c) Chairman also shall be eligible to receive an Annual Bonus each fiscal year in such amount as shall be determined by a majority of the Board of Directors or the Compensation Committee, in their sole discretion. The Annual Bonus shall be payable, at Chairman’s discretion, either in a single lump-sum payment, or in equal monthly or other periodic installments beginning no later than ninety (90) days after the end of the relevant fiscal year.
          (d) In the event any amounts payable under this Agreement (and/or under any other plan, agreement or arrangement by which Chairman is to receive payments in the nature of compensation from the Company) would constitute “excess parachute payments,” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated pursuant thereto, Chairman will receive additional cash payments such that, after payment of all federal, state and local income taxes and federal excise taxes on the excess parachute payments and on the additional cash payments made under this paragraph, Chairman would have a net amount equal to the amount Chairman would have received under the terms of this Agreement if no portion of such payments and/or benefits were treated as excess parachute payments for purposes of Code Section 280G.
          (e) Chairman agrees and acknowledges that his service and the other protections and benefits of this Agreement are full, adequate and sufficient consideration for the restrictions and obligations set forth in Sections 9 and 10 of this Agreement.
     7. Termination without Cause.
          (a) If Chairman is removed from his position as Chairman at any time within three months before or twelve months after the occurrence of a Change in Control or for any other reason except for Cause, (i) all Stock Options and Restricted Stock granted to Chairman by Company, which pursuant to the terms of the applicable plan vest upon a Change in Control, shall vest upon the date of Chairman’s termination, and shall be exercisable by Chairman for ten (10) years thereafter and (ii) Company shall pay Chairman an amount equal to the average of Chairman’s highest three (3) years of Base Compensation plus Annual Bonus multiplied by 2.99. Except as otherwise specifically set forth in this Section 6(e), all Base Compensation, Annual Bonus, additional bonus, and any other compensation and benefits provided herein shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Chairman, and Company shall have no liability or obligation hereunder by reason of such termination. Chairman shall be reimbursed for all reasonable business expenses incurred by him in the performance of his duties hereunder, subject to such limitations as may be established by the Board and revised by them from time to time. As a condition to the reimbursement of such expenses, the Chairman shall furnish to Company receipts for any reimbursable expense he incurs that is greater than $25. Effective upon execution of this Agreement, the Compensation Committee has amended the Award Agreement to allow for the vesting provided in this Section 7(a).
          (b) Chairman may terminate his service with Company within one (1) year after a Change of Control, in which case Company shall pay Chairman an amount equal to the average of Chairman’s highest three (3) years of Base Compensation plus Annual Bonus multiplied by 2.99.
          (c) Termination of Chairman’s service pursuant to this Section 7 shall release Company of all its liabilities and obligations under this Agreement, except as expressly provided in this Section 7. Termination of Chairman’s service pursuant to this Section 7 shall not, however, release Chairman from Chairman’s obligations and restrictions as stated in Sections 9 and 10 of this Agreement.
          (d) Other than as reflected herein under Section 6, Chairman shall not be entitled to any payment or benefit under any Company severance plan, practice or policy, if any, in effect at or after the time of Chairman’s termination since this Agreement supersedes all such plans, practices and policies.
     8. Termination for Cause. If Chairman is removed as chairman of the Board or as a director for Cause, Company shall have no further obligation to Chairman under this Agreement for Base Compensation, Annual Bonus, or any other form of compensation or benefits other than (a) amounts of Base Compensation accrued through the effective date of removal, and (b)

reimbursement of appropriately documented expenses incurred by Chairman before his removal, to the extent that he would have been entitled to such reimbursement but for his removal. If Chairman is removed as chairman of Company but not as a director, he shall be entitled to the compensation generally provided by Company to its non-employee directors.
     9. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind physically furnished to Chairman by Company or developed by Chairman on behalf of Company or at Company’s direction or for Company’s use or otherwise in connection with Chairman’s service hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials at any time during or at or after the termination of Chairman’s service, Chairman shall deliver all copies of the same to Company promptly.
     10. Noncompetition, Trade Secrets, Etc. Chairman hereby acknowledges that, during and solely as a result of his service as Chairman to the Company, Chairman has had and will have access to Confidential Information as that term is defined herein. In consideration of such special and unique opportunities afforded by Company to Chairman as a result of Chairman’s service and the other benefits referred to within this Agreement, the Chairman hereby agrees as follows:
          (a) From the date hereof until twelve (12) months following the termination of Chairman’s service to the Company, for any or no reason, whether initiated by Chairman or Company (“Restricted Period”);
               (i) Chairman shall not, for his own benefit or the benefit of any third party, directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, chairman, consultant or otherwise) or be financially interested in any business operating within the United States (the “Restricted Area”), which engages in the Business, or any other business activities which are materially the same as and which are in direct competition with the Business, or with any business activities carried on by Company or being planned by Company, at the time of the termination of Chairman’s service, or any other business activities which are materially the same as the Business for any of Company’s past, present or prospective clients, customers or accounts; provided however, nothing contained in this Section 10 shall prevent Chairman from holding for investment less than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.
               (ii) Induce or attempt to influence any executive officer, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company. During the Restricted Period, Chairman shall not, directly or indirectly, disclose or otherwise communicate to any of the clients, customers or accounts of Company, its Affiliates or any Subsidiary thereof that he has been terminated, is considering terminating or has decided to terminate his service to Company.

          (b) During the Restricted Period, Chairman shall not use for Chairman’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association, or company other than Company, any “Confidential Information” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Chairman or learned or acquired by Chairman while providing service to the Company. Confidential Information shall not include (1) information unrelated to the Company which was lawfully received by Chairman free of restriction from another source having the right to so furnish such Confidential Information; or (2) information after it has become generally available to the public or to industry competitors without breach of this Agreement by the Chairman; or (3) information which at the time of disclosure to the Chairman was known to the Chairman to be free of restriction as evidenced by documentation from the Company which the Chairman possesses, or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by Chairman or made available to Chairman concerning the business of Company shall be Company’s property and shall be delivered to Company promptly upon the termination of Chairman’s service to the Company or at any other time on request. The foregoing provisions of this Section 10(b) shall apply during and for a period of one (1) year after Chairman continues to serve as Chairman of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets and the like. At the termination of Chairman’s service to the Company, Chairman shall return to Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.
          (c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Chairman may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Chairman is providing service to Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with the Business or with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Chairman shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Chairman shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or letters patent therefore and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Chairman shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

          (d) Chairman acknowledges that the restrictions contained in the foregoing Sections in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Chairman or significantly impair Chairman’s ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Chairman and Company acknowledge that, in the event either party believes the other party has violated any of the terms of this Agreement, the other party shall be entitled to seek from any court of competent jurisdiction, without attempting arbitration, preliminary and permanent injunctive relief.
          (e) If the Restricted Period or the Restricted Area should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Chairman violates any of the restrictions contained in the foregoing Sections, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Chairman. Chairman hereby expressly consents to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above in Section 10(d) hereof, and agrees to accept service of process by certified mail return receipt requested relating to any such proceeding. Company may supply a copy of Section 10 of this Agreement to any future or prospective employer of Chairman or to any person to whom Chairman has supplied information if Company determines in good faith that there is a reasonable likelihood that Chairman has violated or will violate such Section 10.
     11. Prior Agreements. Chairman represents to Company that there are no restrictions, agreements or understandings, oral or written, to which Chairman is a party or by which Chairman is bound that prevent or make unlawful Chairman’s execution or performance of this Agreement.
     12. Miscellaneous.
          (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

          (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, on the day specified for delivery when deposited with a recognized national or regional courier service for delivery to the intended addressee or two (2) days following the day when deposited in the United States mails, first class postage prepaid, addressed as set forth below:
(i)	If to Chairman: Jeffrey F. Brotman [_____________] [_____________]

(ii)	If to Company: TRM Corporation 1521 Locust Street, Second Floor Philadelphia, PA 19102 Attn: President & Chief Executive Officer
     In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
          (d) Binding Nature of Agreement. This Agreement shall be binding upon Company and its successors and assigns, including, but not limited to, any that occur as a result of a Change of Control, and shall inure to the benefit of Company, its present and future Subsidiaries, Affiliates, successors and assigns including any transferee of the business operation, as a going concern, in which Chairman is employed and shall be binding upon Chairman, Chairman’s heirs and personal representatives. None of the rights or obligations of Chairman hereunder may be assigned or delegated, except that in the event of Chairman’s death or Disability, any rights of Chairman hereunder shall be transferred to Chairman’s estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors, but no such assignment shall relieve Company of its obligations to Chairman if any such assignee fails to perform such obligations.
          (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to service provided by Chairman to the Company, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to Company’s directors and executives generally, except to the extent the foregoing directly conflict with this Agreement, in which case the terms of this Agreement shall prevail.
          (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
          (i) Number of Days. Except as otherwise provided herein, for example, in the context of vacation days, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
          (j) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
          (k) Jurisdiction of Courts. Any legal suit, action, claim, proceeding or investigation arising out of or relating to Sections 9 or 10 of this Agreement may be instituted in any state or federal court in the Eastern District of Pennsylvania, and each of the parties hereto waives any objection which party may now or hereafter have to such venue of any such suit, action, claim, proceeding or investigation, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such suit, action, claim, proceeding or investigation shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. If for any reason such service of process by mail is ineffective, then Company shall be deemed to have appointed Julie H. Wilson, Esquire, Ledgewood, P.C., 1900 Market Street, Suite 750, Philadelphia, Pennsylvania 19103, as the authorized agent of Company to accept and acknowledge, on behalf of Company, service of any and all process which may be served in any such suit, action, claim, proceeding or investigation. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania.
          (l) Survival. All provisions of this Agreement which by their terms survive the termination of Chairman’s service to Company, including without limitation the covenants of Chairman set forth in Sections 9 and 10 and the obligations of Company to make any post-termination payments under this Agreement, shall survive termination of Chairman’s service to the Company and shall remain in full force and effect thereafter in accordance with their terms.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement in Philadelphia, Pennsylvania as of the date first above written.

TRM Corporation

By:	/s/ Richard Stern

Name: Richard Stern
Title: Chief Operating Officer

Chairman

/s/ Jeffrey F. Brotman

Jeffrey F. Brotman